NEWS RELEASE for December 21, 2007 at 2:00PM Eastern Time

Kayla Castle
Investor Relations Manager
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR AND GILLETTE EXTEND LAUNCH DECISION ON HOME-USE LIGHT BASED
HAIR REMOVAL DEVICE AND AGREE TO NEGOTIATE NEW TERMS

        BURLINGTON, MA (December 21, 2007) … Palomar Medical Technologies, Inc. (Nasdaq:PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced an agreement with The Gillette Company (a wholly owned subsidiary of The Procter and Gamble Company (NYSE:PG)) to extend the Launch Decision of a home-use, light-based hair removal device for women until no later than February 29, 2008. Under the existing Development and License Agreement entered into by Palomar and Gillette on February 14, 2003 and as Amended and Restated on February 14, 2007, Gillette had until January 7, 2008 to make the Launch Decision.  During this extension period, Palomar and Gillette have agreed to enter into negotiations for a new agreement to replace the existing one. The goal of a new agreement would be to enable the parties to continue to work together to fully capitalize on the market potential. Although no assurances can be given as to the outcome of these negotiations, it is anticipated that a new agreement would include the release of Palomar from exclusivity and the retention by Gillette of non-exclusive rights to Palomar’s technology and intellectual property. In return for a release from exclusivity, Palomar anticipates that there would be a reduction in the percentage of net sales that Gillette pays to Palomar and a change from annual payments under the existing agreement to reduced calendar quarterly payments for a certain period. There can be no assurances that Palomar and Gillette will reach a new definitive agreement, or that an agreement, if reached, will contain the terms currently under negotiation. If the parties do not agree, the existing agreement could be terminated.

        Designed specifically for use in the home and based on over a decade of research, the consumer light based hair removal device represents a major breakthrough in the aesthetic device industry and is the first light-based hair removal device to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA).  OTC clearance allows the device to be marketed and sold directly to consumers without a prescription.  Gillette and Palomar have conducted over 11 clinical studies with over 600 subjects (and thousands of treatments) which demonstrate that, when used as directed, the light based device delivers comfortable, effective, skin-safe hair removal.

        Chip Bergh, P&G Group President said: “We are encouraged with the progress that has been made over the past years in working together. We are hopeful that we can reach mutually-agreeable terms as we renegotiate the agreement so that we can continue to work together to bring this promising technology to the consumer, in-home market.”

        Commenting on this development, Palomar Chief Executive Officer Joseph P. Caruso said, “Together with Gillette we have developed game changing technology with the potential for a tremendous impact on women’s every day lives. We are looking forward to advancing this technology into the consumer market with a strategy designed to increase consumer awareness.”

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Palomar — Page 2

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home use, light-based hair removal device. OTC clearance allows the product to be marketed and sold directly to consumers without a prescription. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is focused on developing proprietary light-based technology for introduction to the mass markets. In addition to the above-noted agreement with Gillette, Palomar has an agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections (including future tax benefit from the Company’s NOLs and future effective tax rates). These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company’s future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2006 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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